                                                                EXHIBIT 10.50(b)

                         ADVANCED MICRO DEVICES, INC.

                            SECRETARY'S CERTIFICATE


   The undersigned, Thomas M. McCoy, certifies that he is the Secretary of Advanced Micro Devices, Inc., a Delaware Corporation ("the Company"), and that, as such, he is authorized to execute this Certificate on behalf of the Company, and further certifies that the attached is a fair and accurate translation of the Determination Regarding the Request for a Guarantee by AMD Saxony Manufacturing GmbH.

   WITNESS the signature of the undersigned this 13th day of May, 1997.


                                               /s/ Thomas M. McCoy
                                               --------------------------------
                                               Thomas M. McCoy
                                               Secretary

[SEAL APPEARS HERE]

                           D e t e r m i n a t i o n
                  Regarding the Request for a Guarantee by the
                     AMD Saxony Manufacturing GmbH, Dresden

1.  Borrower

AMD Saxony Manufacturing GmbH [Gesellschaft mit beschrankter Haftung; private limited liability company], Dresden

2.  Extent of Credit

Investment credit up to a total of 1,650 Million German marks (DM) (including any additional investment credits of up to DM 150 Million in accordance with Sub-Clause 9 b), third line)

Based on model credit agreement F. 13 September 1990 (1993 version), the credits must be notarized in accordance with the "Notices" (1993 version) well known to the borrower and to the creditor.

3.  Creditor

Bank consortium under the direction of the Dresdner Bank AG [Aktiengesellschaft; stock corporation] Frankfurt am Main [Frankfurt on the Main River]

4.  Conditions


Pay-out/Interest Rate:    In accordance with prevailing market conditions at time of notarization
Term:                     until 31 December 2006
Repayment:                In twelve six-month installments in 2001 until 2006, starting on 30 June 2001.


5.  Scheduled Notarization and Value Dates

                                                DM Millions
up to 31 December 1997                             [*]
up to 31 December 1998                             [*]
up to 31 December 1999                             [*]
up to 31 December 2000                             [*]
                                                   ---

                                                   [*]/*/


/*/ without any additional investment credits of up to DM 150 Million in accordance with Sub-Clause 9 b), third line


6.   Guarantees of the Federal Government and the Free State of Saxony

All told, 65 % of the possible shortfall with proportionate parallel guarantees of 39 % from the federal government and 26 % from the Free State of Saxony.

Model document F. 04 January 1993/03 August 1994 federal government/ states (with an advanced right to payment) in accordance with "Notices" F. 12 October 1990 (1993 Version) is applicable for the guarantees.

                     *CONFIDENTIAL INFORMATION OMITTED &
                      FILED SEPARATELY WITH THE SECURITIES
                      AND EXCHANGE COMMISSION

7.    Credit Usage

Partial financing of the following borrower's investment program:

a)     Approximately DM 2,207 Million for building a microchip factory,

b)    Approximately DM 25 Million for building a development center, and

c) Approximately 14 Million for real estate to be acquired within the City of Dresden. The above is in accordance with the following investment planning/1/ for 1996 - 2000, plus other (follow-on) investments starting in 2001 to the extent of approximately DM 697 Million:



                                    1996       1997       1998       1999       2000   Total
-----------------------------------------------------------------------------------------------
                                       $          $          $          $          $         $
                                 Million    Million    Million    Million    Million   Million
-----------------------------------------------------------------------------------------------
Wafer Factory
Building and Infrastructure
Facilities and Equipment              [*]        [*]        [*]        [*]        [*]       [*]
Development Center                    [*]        [*]        [*]        [*]        [*]       [*]
Building and Infrastructure
Facilities and Equipment
Real Estate                                                 [*]                             [*]
                                      [*]                   [*]        [*]        [*]       [*]
                                      [*]        [*]        [*]        [*]        [*]       [*]
-----------------------------------------------------------------------------------------------
                                      [*]        [*]        [*]        [*]        [*]       [*]
-----------------------------------------------------------------------------------------------

The results and financial planning of the borrowing corporation for 1996 to 2006/2/, including the scheduled initial losses (enclosed as an attachment), are applicable for the total financing.


-----------------------
/1/ US dollar investment planning converted at a US dollar exchange rate of approximately DM 1.45

/2/ US dollar investment planning converted at a US dollar exchange rate of approximately DM 1.45

                     ------------------------------------
                      *CONFIDENTIAL INFORMATION OMITTED &
                     FILED SEPARATELY WITH THE SECURITIES
                            AND EXCHANGE COMMISSION

8.   Security of the Loan

a) Registration of first ranking mortgages in a total credit amount on the borrower's entire real estate holdings.

b) Transfer of ownership of the machines and mechanical systems procured/to be procured within the scope of this project and unencumbered by a third party.

c) In line with customary banking practices, transfer of ownership of the inventories and assignments of claims (without any previous or equal allowances for other credits), as well as transferring the rights and claims from the agreement to be concluded with AMD Inc. regarding non-exclusive licenses for commercial copyrights, which, if applicable, are generated within the development center in Dresden.

Signing of a collateral security pool agreement is recommended.

9.   Other Stipulations

a) The following must be proven to the creditors before the guarantee becomes effective:

     - That the borrower's registered capital to be obligated with DM 217.5 Million from AMD Inc. (equity holders of the borrower) is entered in the commercial register and that, as a minimum, one-half is deposited,

     - That all important authorizations and similar documents required for implementing the project are available, and

     - That binding commitments of the investment and interest subsidies applied for from the Free State of Saxony are available in the sum of approximately

          725 Million. The guarantors assume that committed investment subsidies, as required, are financed on an interim basis by the bank consortium.


b) AMD Inc. is obligated to the following before the guarantee becomes effective:

     - To provide the remaining payments on the borrower's registered capital in 1997 at the latest,

     - To guarantee subordinate internal corporation loans of a total of DM [*] to the borrower. These loans must be paid in 1998 and 1999 at the rate of DM [*] per year. Interest and repayments on internal corporation loans require the previous consent of the creditors and guarantors during the term of the guarantee credit,

     - To finance any total investment costs expected for building the factory in Dresden (including a development center) exceeding DM 2,246 Million up to an excess amount of a total of DM 225 Million with additional equity resources and bank credits (with 65 % participation by the guarantors) in the ratio of 1:2 and to finance any other investment costs over and above the preceding excesses to the full amount with additional equity resources.

     - To sign a "take off" agreement for complete acceptance of the production of the factory in Dresden based on a 100 % reimbursement of costs expressed in German marks corresponding to German cost accounting principles and including the development center, plus a profit margin of 10 % at completion (expected at the latest in 2001, according to plan), and subject to the following provisions:

          -- Cost reimbursement clauses for unexpected initial losses in 1996 through 1998, plus an adjustment for 1999 and 2000 with

                     ------------------------------------
                     *CONFIDENTIAL INFORMATION OMITTED &
                     FILED SEPARATELY WITH THE SECURITIES
                            AND EXCHANGE COMMISSION
               employment-independent complete cost reimbursements by AMD Inc. to the extent of 75 % and 105 %;

          -- Take over by AMD Inc. of the market risks for capacity utilization ranging from 75 % to 100 % of the planned/normal utilization with a guarantee of "a stable cash flow" within this utilization range.

          Complying with the above adjustments must be verified in each case by the auditor within the scope of the borrower's annual audit.

     - Within the scope of a separate agreement of the AMD Saxony Manufacturing GmbH at completion, to guarantee the allocation of additional equity capital or additional subordinate internal corporation loans up to a total amount of DM 145 Million, when and to what extent a "debt servicing coverage" of one year to be defined by mutual consent with the creditors drops below the factor of 1.25.

     - In accordance with the principle of equal treatment, to distribute proportionally any market-related adaptations of the production to all factories of the AMD group manufacturing products comparable to the borrower's products, provided the actual capacity utilization of the AMD Saxony Manufacturing GmbH does not fall below 75 % of the planned/normal utilization. Differing distributions are only permitted when AMD Inc. compensates for the resulting deterioration of the AMD Saxony Manufacturing GmbH cash flow by additional equity resources or by additional subordinate internal corporation loans. Designating other affected AMD factories and monitoring compliance with the principle of equal treatment are performed in an appropriate manner by consulting a neutral third party.

     - To ensure that the borrower's sustained cash flow excesses are used within the scope of a separate adjustment to be agreed upon between the borrower and creditors for the early repayment of the guarantee credits.

     - To conduct bona fide research in the Dresden factory in addition to production and to design and develop state of the art products in the development center. The following written statement released on 18 January 1996 by AMD Inc. applies in this context:

            "In this regard, the Design Center will be an authentic research and development center. Two hundred highly qualified personnel will research and develop new products. A large part of the activity will extend into independent research of modern technology, with the main focus being the development and design of new products. These products will be produced not only in Dresden but worldwide in AMD factories. The product palette is expected to include a wide spectrum of modern digital components, such as microprocessors and circuits for the telecommunication and multimedia-media fields. Analogous to the Design Center at our locations in the United States, personnel will also redesign and develop variations of existing products."

c) The following written statement released on 18 January 1996 by AMD Inc. applies:

          "We agree that a qualified buyer of the business should be capable of manufacturing his own products in the factory using existing equipment and facilities should AMD become in default and the banks take over the factory. We believe that the factory and the existing equipment are sufficient for operations. A qualified buyer would, therefore, not be hindered from manufacturing his own products in the factory."

d) Extending outside of the "take off" agreement, any exchange of delivery and performance obligations between the borrower and AMD Inc. and companies under the influence of AMD Inc. must be completed based on customary market conditions. In this regard, the auditor's opinion must be considered within the scope of the borrower's annual audits.

e) The acceptance of this determination of guarantee also encompasses the acknowledgment that AMD Inc. has taken note of the written notice reported on 4 October 1995 by the C&L Deutsche Revision regarding subsidy-relevant facts. This also applies to the credit borrowing corporation AMD Saxony Manufacturing GmbH.


Bonn, 2 July 1996          Dr. Hirsch signing for the        Dr. Wenzel signing for the
                           Federal Ministry of Commerce      Federal Ministry of Finance

Dresden, 2 July 1996       Schlicht signing for the Saxony   Hille signing for the Saxony
                           State Ministry for Commerce       State Ministry of Finance
                           and Labor

Dusseldorf, 2 July 1996    Sinne and Biener signing for the
                           C&L Deutsche Revision AG
                           Auditing Company


Gesch.-Z:  872 277                           Villemombler Street 76,
53123 Bonn

(Please Specify when Replying)
                                 Telephone:     (02 28)  615

                                           or      615 - 0   (Operator)

                                 Fax:  (02 28)     615 - 44 36

                                 Teletext:     228340- BMWi

                                 Telex:  8 86 747


Federal Ministry of Commerce - 53107 Bonn
-----------------------------------------


Dresdner Bank AG
Business and International Branch
- Special Financing -
Attention: Dr. Fahrholz/Dr. Leimbach
Weser Street 43

60301 Frankfurt am Main



Regarding:     Federal/State Guarantees;
----------

               In this Case: AMD Saxony Manufacturing GmbH, Dresden
               -------------


Reference:     Your Request dated 2 October 1995
----------

               File Designation of the C&L DEUTSCHE REVISION AG,
               Dusseldorf: BB 278 (B)

In the inter-ministerial committee with consent of the Federal Ministry of Finance and representatives of the responsible state, I have reached the determination delineated in the enclosed correspondence from the C&L DEUTSCHE REVISION AG, Dusseldorf, dated 2 July 1996.

Please conduct all further correspondence in this matter directly with the C&L DEUTSCHE REVISION AG, Dusseldorf, as the mandatary entrusted by the federal and state governments with the management. Please specify the file designation of the C&L DEUTSCHE REVISION AG stated in the above Reference.


Sincerely,
per direction
/s/ Dr. Hirsch
Dr. Hirsch

                                                                  Attachment III
                                                                  --------------
                                             F. 13 September 1990 (1993 Version)
             Federal/States and/or THA [Treuhandanstalt; Trustee Administration]


                                   M o d e l
                         C R E D I T  A G R E E M E N T

The following credit agreement is herewith entered into between the
                                                                      (Creditor)
and the
                                                                      (Borrower)


                                     (S) 1
                              Extension of Credit
                              --------------------

The creditor grants the borrower credit in an amount of up to
                                       DM
(in words:                                    German marks)


                                     (S) 2
                                  Credit Usage
                                  ------------

In accordance with the summarized demands and financial planning presented in Attachment I, the credit must be used for financing the borrower's business.

From the credit in the amount of DM        , a partial amount

of DM     is provided for financing operating funds.  In the amount of this partial amount, the credit can be used on a revolving basis within the scope of the credit term provisions in accordance with (S) 4/4/.


                                     (S) 3
                              Payment of Interest
                              -------------------

The credit must be paid as follows starting from the date of disbursement:

a)   Partial Amount of DM           (Investment Financing)
b)   Partial Amount of DM           (Operating Funds Financing)

                                     (S) 4
                                  Credit Term
                                  -----------

The credit has the following term:

a)    Partial Amount of DM                      (Investment Financing):

      Up to        with (six months) yearly repayment installments of
      DM           each; first installment due on  ; last installment due
      on                              .

b)    Partial Amount of DM                      (Operating Funds Financing):

      Up to        with complete repayment on this date at the latest.


----------------------
/4/ This paragraph and the variations in credit and collateral envisioned hereinafter are not applicable provided no financing of operating funds is taking place/is guaranteed.

                                     (S) 5
                                   Collateral
                                   ----------

1.   The credit is secured by a     percentage of a deficiency guarantee from
     the Trusteeship Administration and/or by a     percentage of deficiency
     guarantees of the Federal Republic of Germany and the State of
     .................. in the form known to the creditor and to the borrower.
     The determination of guarantee is enclosed as Attachment II and is a critical component of this credit agreement. All provisions/obligations to be incorporated into the credit agreement in accordance with the determination of guarantee are agreed hereto, even though they are not separately delineated in this credit agreement.

     The guarantor(s) is/are entitled to employ a representative in administrating the guarantee.

2. Moreover, the credit and any possible rights of recourse of the guarantor(s) are secured as follows/5/:




     a)   Partial Amount of DM              (Investment Financing):

          Mortgages in the amount of the credit on the borrower's entire (commercial) real estate holdings/6/, ranked according to mortgages of DM for securing unauthenticated credits.

-------------------------
/5/ Employing a collateral trustee is recommended.

/6/ If necessary, to be appropriated by means of descriptions in the real estate register. In the case of indeterminate real estate relationships, to be possibly relativized by obligation for the first possible mortgage designation.

     b)  Partial Amount of DM              (Operating Funds Financing):

          Moveable collateral on the borrower's working capital (with equivalent appropriation and, as necessary, delineation of priorities).

     The mutual, directly subordinate joint liability of the respective collateral is agreed herewith.

     Regarding mortgages: In the case of registrations having higher priority, requires the agreement of customary ordered collateral measures.

3. If necessary, further or other provisions for providing collateral in accordance with the determination of guarantee.

4. The borrower is obligated to pledge currently non-encumbered and/or future acquired real estate holdings which are used or intended to be used for commercial purposes.

5. In the case of deterioration of the collateral, in particular by a decline in value and/or losses, the borrower must designate additional collateral in accordance with the demands of the creditor or must correspondingly pay back the credit.

                                     (S) 6
                   Consent Requirements for Critical Measures
                   ------------------------------------------


     Provided a direct or indirect majority participation of the Trustee Administration no longer exists on the part of the creditor, then the following applies/7/:



     1. The borrower is obligated to obtain the prior consent of the guarantor(s) for critical new capital and financing investments, for assuming critical new obligations, and for disposing of critical operational entities and holdings.

     2. Possible further consent reservations in accordance with a determination of guarantee.

                                     (S) 7
                                  Termination
                                  -----------

The creditor has the right to terminate the credit at any time demanding immediate repayment in total or in part based on critical reasons. In particular, a critical reason exists when

1. The borrower is in default for longer than 3 months with the payment of interest and repayment agreements,

2. The creditor determines that other critical contractual obligations have been violated by the borrower,


--------------------------
/7/ The preamble becomes void in the case of an exclusive federal guarantee/state guarantee and when no direct or indirect majority participation of the Trustee Administration exists from the beginning.

3. The borrower's statements regarding his capital and income relationships are subsequently proven as incorrect or incomplete in critical aspects,

4. The borrower suspends his payments; the start of enforcement, settlement or bankruptcy proceedings regarding the borrower's capital is requested; or enforcement takes place in critical parts of the borrower's capital.

5. Other circumstances occur or become known which jeopardize credit repayment.

                                     (S) 8
                             Insurance Obligations
                             ---------------------

During the term of the credit, the borrower must adequately insure all of his buildings, machines, other facilities, inventories and similar items against the customary risks.

                                     (S) 9
                                   Reporting
                                   ---------

The borrower is obligated

1. To prepare his annual financial statements in accordance with commercial principles for large capital corporations and to present to the creditor and to the guarantor(s) on a regular basis his annual financial statements, including a situation report and supplement, immediately after filing and approval. Moreover, the auditor's report must be submitted to the guarantor(s).

2. To report semiannually to the creditor on the usage and handling of the credit.

3. To report to the creditor on critical business processes and, on demand, its overall economic condition.

                                     (S) 10
                                Rights of Audit
                                ---------------

1. The guarantor(s) is/are entitled to perform at any time an audit of the borrower or to have it performed by a representative, regardless whether a recourse can be considered from the guarantee or whether prerequisites exist or have existed for an audit of this nature.

2. The creditor is entitled to deliver to the guarantor(s) all documentation which affects the credit and collateral, and to provide all information demanded by this/these guarantor(s).

3. The borrower pays the costs of all audits and expert opinions specified as required by the guarantor(s) for the assumption of and in relation to the guarantee.

                                     (S) 11
                            Guarantee Compensations
                            -----------------------
                            (Version for the THA/8/)


During the term of the credit, the borrower must submit to the guarantor(s) the following guarantee compensations:



----------------------------
/*/ For federal/state guaranteed credits, the adjustment in accordance with Section B of the "Notices" in the 1992 version applies in this case and must be agreed to in this form in the credit agreement.

1. 0.25 % of the maximum liability amount to the creditor for the principle claim specified in the instrument of guarantee, when delivering the instrument of guarantee;

2. 0.25 % of the guarantee sum in effect on the following first of April and first of October of each year for each six month period starting at these dates. (The guarantee sum is specified in the instrument of guarantee as the maximum liability amount for the principle claim less any repayments. Interim credit repayments are not considered repayments when using revolving guarantees/partial amounts of the guarantee.)

Compensations must be transferred to THA-specified accounts by indicating the guarantee number(s) delineated by the creditor.

                                     (S) 12
                             Concluding Provisions
                             ---------------------

1.   Any modifications to this agreement must be in writing.

2. All taxes, fees and other costs resulting from this agreement and its implementation are the responsibility of the borrower.

3. Provided a provision of this agreement should become null and void, contestable, or not legally valid based on other reasons, the applicability of the remaining provisions is not affected herewith. The partners to the agreement are obligated, moreover, to replace the invalid provision with a provision equal in its result, if possible.

4.   Place of performance and place of jurisdiction is



 ......................., [date]      ........................[date]
The creditor:                        The borrower:

                                                                   Attachment IX

                                                              F. 04 January 1993
                                                              ------------------
                                                                  FEDERAL/STATES

General conditions for guarantee assumptions by the Federal Republic of Germany and the states of the accessing region.

                        I.  Requirements and Conditions
                        --------------------------------

1. Conditions and requirements specified in writing by the federal/state governments are an integral component of the statement of guarantee. As far as the credit relation is concerned, they must be incorporated into the credit agreement.

                             II.  Credit Agreement
                             ---------------------

2. Modifications to the credit agreement approved by the federal/state governments based on the respective valid model of a credit agreement and forming the basis of the guarantee require the previous consent of the federal/state governments.

3. Based on the factual situation, the creditor is entitled to grant a proposed delay of interest and repayments up to a maximum six month period and up to the maximum amount of owed interest and repayment installments.

                                 III.  Transfer
                                 --------------

4. The guaranteed claim can not be transferred or pledged without the previous consent of the federal/state governments. In this regard, transfers are excepted to banking institutions or other institutional investors having their principle place of business within the territory of the European Common Market, provided the creditor continues to observe the fiduciary administration of the rights and obligations from credits/guarantees.

                        IV. Obligations of the Creditor
                        -------------------------------

5. The creditor must exercise the prudence of an ordinary businessman when granting and handling the credit. The fact of a federal/state guarantee must not reduce this prudence.

6. The federal/state governments are released from the guarantee vis-a-vis the creditor, when the creditor violates an obligation incumbent upon him in accordance with this guarantee. This does not apply in the case of negligent violations, provided the deficiency has not been caused by the violation.

     The federal/state governments can terminate the guarantee vis-a-vis the creditor to take effect immediately, when the creditor violates an obligation incumbent upon him in accordance with this guarantee and, despite requests, the obligation has not been discharged within a reasonable, fixed time period.

7.   The creditor must immediately inform the federal/state governments when

     a) The borrower is in default of the agreed to interest and repayment installments on the guaranteed credit for longer than three months;

     b) The creditor determines that other critical credit conditions have been violated by the borrower;

     c) The creditor determines that the borrower's statements on capital relations have been subsequently proven as incorrect or incomplete;

     d) The creditor discovers that proceedings on the enforcement, settlement or bankruptcy regarding the borrower's capital have been initiated;

     e) The creditor becomes aware of other circumstances jeopardizing, in his opinion, the repayment of the guaranteed credit.

8. The creditor is obligated to exercise his contractual right of termination when requested to do so by the federal/state governments. Herewith, the creditor's justified concerns must be taken into consideration.

9. The credit must be secured in accordance with the provisions of the credit agreement. The collateral to be designated secures the entire credit. Designating special collateral for the creditor's risk percentage is not acceptable without the consent of the guarantor. The creditor reserves the right to demand from the borrower the designation of additional collateral or an equivalent repayment of the credit in case the collateral deteriorates, in particular resulting from a decline in value and/or losses.

10. As soon as and provided the collateral designated for the credit and/or other available collateral correspond to the investment principle generally followed by the creditor, the creditor must inform the federal/state governments on this point. The creditor as well as the federal/state governments will then agree to what extent, corresponding to the intrinsic value of this collateral, the federal/state governments can be released from their guarantees.

11. Provided the rights from the collateral designated for the credit do not pass over from their guarantees through operations of the law to the governments in accordance with the performance obligations of the federal/state governments, the creditor is obligated to transfer these rights (proportionally) to the federal/state governments.

     If the creditor is satisfied from these guarantees as a result of recourse by the federal/state governments, then the creditor must administer and utilized the rights passing over to the federal/ state governments through operations of the law or through transfer with the prudence of an ordinary businessman in a fiduciary manner without special compensation (expenses will be reimbursed).

                                  V.  Default
                                  -----------

12. In the case of default on the part of the borrower with owed performance obligations, the interest rate must be withdrawn starting with the occurrence of the default. This interest rate can be asserted as a claim for damages against the borrower. The amount of the claim for damages is limited to the discount rate plus 3 percent per year, unless a higher substitute claim is proven in this case. However, the contractually agreed upon standard interest rate approved by the federal/state governments can not be exceeded in any case.

     Other damages due to the default, compound interests, interests charged during an agreed to delay, compensation interests, prosecution interests, overdraw interests, processing fees and auditing costs are not covered by the guarantee and can also not be directly incorporated into the deficiency accounting vis-a-vis the federal/state governments.

                                VI.  Deficiency
                                ---------------

13. Deficiency is applicable for the guaranteed credit when and provided the inability to pay on the part of the borrower is shown by suspension of payments, initiation of proceedings on enforcement, bankruptcy or settlement; as a result of releasing insurance in lieu of an oath in accordance with (S) 870 ZPO [Zivilprozebbordung; code of civil procedure]; or in any other manner. Nominal receipts from the utilization of credit-designated collateral or from the utilization of the borrower's other capital are not or no longer expected.

14. Even when the prerequisites of No. 13 are non-existent, the deficiency is applicable in the amount of the entire credit claim not yet paid or recovered, including interests and any costs, when an owed capital or interest amount has not been paid within twelve months in accordance with written payment demands issued after the maturity. The claim for the remaining credit must, however, be overdue for at least six months. After the maturity of the guaranteed principle and incidental claims, the creditor remains obligated to try with the prudence of an ordinary businessman to collect or to recover the claims and, if necessary, to utilize the collateral, and to report on the situation to the federal/state governments. This obligation is suspended as long as the federal/state governments have not granted a directive which is reasonable according to the circumstances and which has been demanded by the creditor. Employing forceful measures with the borrower requires, moreover, the previous consent of the federal/state governments.

15. On request from the federal/state governments, the creditor must formulate a draft accounting of the deficiency.

16.  Federal/state governments are entitled

     a) To pay progress payments on the expected guarantee indebtedness to be obligated,

     b) To discharge their guarantee obligation instead of in a total amount according to the maturity date for interest and repayment performance obligations established per the credit agreement for the case of proper servicing, but pursuant to the fact that the first payment from the federal/state governments must take place in accordance with Nos. 13 and 14 once the deficiency has been determined.

                               VII.  Audit Rights
                               ------------------

17. The creditor must obligate the borrower to permit at any time an audit by the federal/state governments or by their representative, regardless whether a recourse is possible from the guarantee or whether prerequisites exist or have existed for such an audit. The creditor must further obligate the borrower to provide the federal/state governments information requested by them in relation to the guarantee.

18. The preceding audit rights and rights to information also exist on the part of the creditor, but only regarding that documentation affecting the guaranteed credit. The creditor must obligate the borrower to release him from any vow of silence vis-a-vis the previously specified items.

                 VIII.  Audit Costs and Guarantee Compensations
                 ----------------------------------------------

19. The creditor must obligate the borrower in the credit agreement to pay guarantee compensations to the federal/state governments in accordance with Section B. 1. of the "Notices" (1993 version) and, furthermore, to bear the costs of an audit in accordance with Nos. 17 and 18.

              IX. Representative of the Federal/State Governments
              ---------------------------------------------------

20. The C&L TREUARBEIT Deutsche Revision AG, Auditing Company, Tax Consulting Company, Dusseldorf, is under contract to the federal government and the states to administer the guarantees of the federal/state governments and is authorized to release and to accept all related clarifications for the federal government and the states, provided they are not reserved for federal/state government debt management.

               X.  Place of Performance and Place of Jurisdiction
               --------------------------------------------------

21.  Bonn is the place of performance and place of jurisdiction.

                                                              F. 12 October 1990
                                                              ------------------
                                                                  (1993 Version)

                                 N O T I C E S
                   for the Request of Guarantees and Credits of the Trustee Administration in Berlin and/or Parallel Federal and State
                                   Guarantees
                        for Projects on the Territory of
          Brandenburg, Mecklenburg-Vorpommern, Saxony, Saxony-Anhalt,
                           Thuringia and East Berlin
                 (specified as an accessing region hereinafter)



A.   Application Documentation

     I.   Creditor Information
          ---------------------

          a)   For a Newly Established Project Company:

               Partnership agreement/articles of incorporation (drafts, if necessary) with concise information on equity holders and the management.

          b)  For Established Companies, in addition to a):

               1. Operational relations, in particular information on the production program, location conditions, capacities, staff, market and competition conditions.

               2. Last annual financial statement in form attested to by an expert page. Also, situation report/business report and audit report, as well as opening DM balance for existing companies in the accessing region, if possible with incorporation/audit/situation reports.

               3. Concise report on the economic development in the operating business year.

               4.   For existing companies in the accessing region:
                    Restructuring concept: if possible, an expert opinion rendered by an external specialist.

     II.  Project Information
          -------------------

          If not already provided in a to-be-submitted restructuring concept:

          a) A detailed description of the project, including critical agreements.

          b)  Business accounting with explanations.

          c)  Financial requirements and financing with individual breakdowns.

     III.  Business Planning Information
           -----------------------------

          In accordance with the model enclosed as Attachment I with explanations.

     IV.  Security
          --------

          Primarily mortgage-related collateral with size and value specifications; Presentation of collateral lending options in line with customary banking practices; Justified representation of assets not to be encumbered/can be encumbered.

     V.   Other
          -----

          a) Statement as to whether and to what extent other public assistance is/will be requested for or in relation to the project by the borrower and/or by his equity holders.

          b) Enclosing a feasibility study conducted by an external specialist is recommended for the project companies.

          c) The right to demand enhanced documentation and information is reserved.

     Applications must be submitted to the Trustee Administration, Berlin, Leipziger Street 5 - 7, when applying for guarantees and credits from the Trustee Administration.

     Applications must be submitted to the C & L Treuarbeit Deutsche Revision AG, Dusseldorf, Auf'm Hennekamp 47, when applying for federal/state government guarantees.

B.   Costs of Guarantee Assumptions/Credit Guarantees

     I.   Federal/State Government Guarantees
          -----------------------------------

          For the assumption of a guarantee, one-time and on-going compensations as well as set-up and processing fees are imposed on the applicant/borrower in accordance with the following provisions:

          a)  Application Fee
              ---------------

              At the time of the application, a one-time application fee is due consisting of 0.5 percent of the requested guarantee, but, at most, DM 25,000.00. In case of withdrawal or rejection of the guarantee application, 50 % of the fee is reimbursed. In the case of a positive determination of the guarantee, the application fee is credited against the first of the on-going compensations.

          b)  On-Going Compensations
              ----------------------

              The borrower must pay the following guarantee compensations, starting with approval of and continuing for the term of the guarantee:

               - 0.25 % of the highest amount of the guarantee regarding the principle claim when the determination of guarantee is delivered.

               - 0.25 % of the guarantee sum after delivery of the statement of guarantee on the following first of April and first of October of each year for each six month period starting at these dates. (The guarantee sum is specified in the statement of guarantee as the maximum liability amount for the principle claim, less any repayments. Interim credit repayments are not considered repayments when using revolving guarantees/partial amounts of the guarantee.)


               If, according to the determination, the guaranteed credit is split up into many tranches affecting different six month periods and notarized, then the previous compensation adjustment applies tranche-related with the understanding that the compensation due when the determination of guarantee is delivered relates only to the first tranche and that the first compensations for subsequent tranches become due with their incorporation into the statement of guarantee or for a separate guarantee notarization when the statement of guarantee is delivered.

          c)  Set-Up and Processing Fees
              --------------------------

               The federal government and the respective state reserve the right to impose the following:

               - A set-up fee up to 0.25 percent of the extended guarantee commitment payable to the federal and state governments when extending the guarantee commitment.

               - A processing fee equivalent to the application compensation adjustment for significant modifications to a previously granted but not yet notarized guarantee.

               The application compensation and the processing fee for significant modifications of a previously granted but not yet notarized guarantee must be transferred to the C&L Treuarbeit Deutsche Revision AG, Dusseldorf, account No. 31 308 12 at the Westdeutschen Landesbank, Girozentrale [clearinghouse], Dusseldorf.

               On-going compensations and set-up fees must be transferred to the C&L Treuarbeit Deutsche Revision AG, Dusseldorf, "Federal Ministry of Finance" trust account No. 30 151 12 at the Westdeutschen Landesbank, Girozentrale, Dusseldorf. Please specify the guarantee number.

     II.  THA Guarantees
          --------------

          The adjustments delineated in the enclosed model agreement apply in this case.

C.   Liability Principles

     The liability principles of the federal and state governments are enclosed as Attachment II. These principles also apply for the Trustee Administration.

D.   Agreement Model

     The model enclosed as Attachments III through IX must be used for guarantee assumptions/credit guarantees.

                                 Outline

                    of financial requirements of the Company
                        and scheduled financing sources

FINANCING REQUIREMENT

Investments
-----------

Investments within the project
Replacement investments
Other investments

Financing requirement of participating companies
------------------------------------------------

Redemptions
-----------
Credits secured by mortgages
Other long term and short term credits

Negative results according to separate planning
-----------------------------------------------

Other financial requirement (increase/reduction in short-term property/liability
--------------------------------------------------------------------------------
domain)/*/
----------

Total
-----

FINANCING SOURCES

First rank credits
------------------
 .................} Liquidation possibilities should be described in a
 .................} suitable manner (commitment, collateral possibilities, etc.)

Other long-term credits
-----------------------
with guarantee
other

Equity capital additions of shareholders and/or partners
--------------------------------------------------------
(mandatory bonds)

Depreciations/**/
-----------------
[ill.] depreciations
Other depreciations

Net addition to long term reserves (for example, pension and severance schemes)
-------------------------------------------------------------------------------

Asset [ill.] (book values)
--------------------------

Positive results according to separate planning (minus planned profit averages)
-------------------------------------------------------------------------------

Public subsidies (investment tax incentives etc.)
-------------------------------------------------

Other financing sources (decrease/increase in short-term property/liability
---------------------------------------------------------------------------
domain)/*/
----------

Total
-----

Credit [ill.]
-------------
Long-term area (foreign exchange)
Long term area
a) foreign exchange
b) lines

/*/Larger items should be explained specially
/**/Optionally provided value adjustments on capital assets should be considered separate correction items

                               F. 12 October 1990
                               ------------------
                                                                  (1993 Version)

                     L I A B I L I T Y   P R I C I P L E S
    of the Federal and State Governments for the Requests of Guarantees for
                   Financing Projects in the Accessing Region


1. As an investment incentive, the federal and state governments have created the possibility of engaging project companies as borrowers of federal/state government guaranteed credits for building, financing and operating projects in the accessing region.

2. The liability of the equity holders can be limited to a reasonable equity capital deposit. Besides partnership agreement-related adjustments and cost- and market-compliance delivery and acceptance agreements to be completed, if necessary, with the borrower, no further business agreements of these types are permitted whatsoever.

3. When financing projects in the accessing region, it is currently not foreseeable in a reliable manner whether or to what extent existing unauthenticated credit acceptances are possible against first-ranking mortgage-related collateral. Provided this is not (yet) the case, it can, as a result, be taken into account within the scope of a positive determination of guarantee that the creditors are obligated for the availability of collateral in line with customary banking practices and corresponding to their investment principles. This applies provided they forego at a subsequent time portions of the guarantee coverage, assuming agreement with the guarantors and after reaching an understanding about the intrinsic value of the collateral. In order to alleviate this reassigning of collateral, the administration of the real collateral to be supplemented, if necessary, by agreement transfers (delivery and acceptance agreements) must be strived for by a collateral trustee.

4. Provided businesses from the jurisdiction of the Trustee Administration, Berlin, are also involved with the borrower, the federal government has noted that a proportionate parallel guarantee of the Trustee Administration must be considered in accordance with its direct or indirect participating holdings in order to alleviate federal/state government guarantee obligations. Even in this case, the main responsibility for the determination and administration of the guarantee lies with the federal government.

5. Regarding the project-related application of the above mentioned principles: The individual audit adjudicates in accordance with the submission of real guarantee applications. The individual audit takes both the point of view of the economical eligibility for promotion and customary financial reliability criteria into consideration.

6. Dependent on the granting or abeyance of a federal/state government guarantee, facts are subsidy-relevant in the sense of (S) 264 of the criminal code. The economic, operating and legal relationships of the applicant are an integral part of this point, as is the planned credit usage (Clauses I. - V. under Section A of the "Notices for the Request of Guarantees and Credits from the Trustee Administration, Berlin, and/or parallel Federal and State Government Guarantees for Projects on the Territory of Brandenburg, Mecklenburg-Vorpommern, Saxony, Saxony-Anhalt, Thuringia and East Berlin"). Willful or extremely careless incorrect information about these facts as well as the omission of information contradicting the granting or abeyance of the guarantee can be criminally pursued in accordance with (S) 264 of the criminal code.

     The applicant must clearly acknowledge this subsidy instruction when submitting a request for a guarantee.

                                               F. 04 January 1993/03 August 1994
                                               ---------------------------------
                                                                  FEDERAL/STATES
                                                            Deficiency Guarantee
                                                   (with advanced payment right)

                                   M o d e l
                                   ---------
                    S t a t e m e n t  of  G u a r a n t e e
                    ----------------------------------------

A credit in the amount of
                              DM__________________

(in words:                                                 German marks)
has been granted to the                                          (Borrower)
by the                                                           (Creditor)
in accordance with a credit agreement dated      .

Based on (S)  No.  of the federal budget act for the budget year   (Budget Act
     ) dated    (BGBl; [Bundesgesetzblatt; Federal Law Gazette])/9/, the Federal
Republic of German assumes herewith for the purpose of securing this credit a deficiency guarantee vis-a-vis the creditor up to an amount of DM
(in words                                     German marks), which is  %
(in words: percentage) of the original credit sum, plus % of the interest shortfall in the amount approved by the federal/state governments, as well as % of the cost shortfall associated with termination and judicial proceedings. However, the federal government is responsible for these costs only up to 2 % of the highest amount of the guarantee for the principle claim and on the understanding that the State of ....... assumes a similar guarantee up to
the amount of DM      , plus     % of the above specified incidental claims.

---------------------------------
/9/ An analogous adjustment applies in this case for state government guarantees.

Credit and guarantee can be utilized with DM
or on a revolving basis with DM      /10/.


The obligation of the federal/state governments from the guarantee assumption is
reduced in each case by   % of the amounts which are paid for the sustained
repayment of the guaranteed total credit.

The creditor is entitled to use profits realized from utilizing credit-designated collateral primarily for covering his own percentage of liability on the principle claims, on standard interests, and on costs associated with termination and judicial proceedings.

The guarantee is assumed until return of this statement of guarantee, but at the
latest to       /11/.  Up to this point, the creditor must report his justified claims to the federal/state governments.




The "General Conditions for Guarantee Assumptions by the Federal Republic of Germany and the States of the Accessing Region" ( F. 04 January 1993) are a critical component of this statement of guarantee.

--------------------------
/10/ This applies only within the scope of operating funds and guarantee credit. /11/ Twelve months after a scheduled credit maturity.